UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 16, 2011

CKX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34794	27-0118168
(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)

650 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-838-3100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2011, CKx, Inc. (“CKx”), a Delaware corporation, CKx Entertainment, Inc. (f/k/a Colonel Holdings, Inc.), a Delaware corporation (“Parent”), and Colonel Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger and an amendment thereto on May 17, 2011 (as amended, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, CKx Entertainment Offeror, LLC (f/k/a Colonel Offeror Sub, LLC), a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Offeror”), commenced a tender offer to purchase all of CKx’s outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), for $5.50 per share net to the seller in cash, without interest, and subject to deduction for any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 18, 2011 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The initial offering period expired, as scheduled, at 12:00 midnight, New York City time, on Wednesday, June 15, 2011. The depositary for the Offer has advised Offeror that, as of the expiration of the offering period, a total of approximately 50,819,769 Common Shares (including Common Shares tendered through notices of guaranteed delivery) were validly tendered to Offeror and not properly withdrawn, which, together with the Common Shares owned by Robert F.X. Sillerman, Sillerman Capital Holdings, L.P. and Laura Sillerman that are held in a voting trust in accordance with, or subject to certain voting arrangements consistent with, their previously announced support agreement, and which were not subject to the tender offer, represent approximately 75.5% of all outstanding Common Shares on a fully-diluted basis. Offeror has accepted all Common Shares that were validly tendered and not properly withdrawn during the offering period. Payment for such Common Shares will be made promptly, in accordance with the terms of the offer.

On June 16, 2011, Offeror and CKx issued a joint press release announcing the results of the Offer and that Offeror will provide a subsequent offering period for all remaining Common Shares to permit stockholders who have not yet tendered their Common Shares to do so. The full text of the joint press release issued by Offeror and CKx is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the acceptance for payment by Merger Sub of Common Shares pursuant to the Offer at least a majority of outstanding Common Shares on a fully diluted basis, Parent is entitled to designate a number of directors, rounded to the next whole, to the CKx Board of Directors as is equal to the product of the total number of directors on the CKx Board of Directors multiplied by the percentage of the total number of outstanding Common Shares at such time represented by the aggregate number of Common Shares beneficially owned by Parent or its affiliates at such time

(including Common Shares so accepted for payment) plus the aggregate number of Sillerman Shares (if any); provided, however, that Parent is entitled to designate at least a majority of the directors of the CKx Board of Directors as long as Parent, its affiliates and the owners of the Sillerman Shares beneficially own a majority of the Common Shares.

Accordingly, on June 16, 2011, in accordance with the Merger Agreement and Section 11 of the Amended and Restated Bylaws of CKx, Messrs. Howard J. Tytel, Bryan E. Bloom and Jacques D. Kerrest and Ms. Kathleen Dore submitted, and CKx accepted, their resignation as directors of the CKx Board of Directors, with such resignation being effective immediately. On the same day, in accordance with the Merger Agreement, Messrs. Robert Falk, Darren Glatt, Stan Parker, Lee Solomon and Aaron Stone were each appointed unanimously by the remaining directors as a director of CKx. Information about the directors designated for appointment by Parent has been previously disclosed in the Information Statement contained in the Schedule 14D-9 which was filed by CKx with the Securities and Exchange Commission (the “SEC”) on May 18, 2011, as amended (the “Schedule 14D-9”), and is incorporated herein by reference.

Parent has advised CKx that, to the best of its knowledge, none of the directors designated for appointment by Parent is currently a director of, or holds any position with, CKx or any of its subsidiaries. Parent has advised CKx that, to the best of its knowledge, none of its designees or any of his or her immediate family members (i) has a familial relationship with any directors, other nominees or executive officers of CKx or any of its subsidiaries or (ii) has been involved in any transactions with CKx or any of its subsidiaries, in each case, that are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed in the Schedule 14D-9.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Description
99.1	Press Release, issued June 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKX, INC.

Dated: June 16, 2011

	By:	/s/ Kelly S. Pontano
	Name:	Kelly S. Pontano
	Title:	Senior Counsel and Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, issued June 16, 2011

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